                                                                  EXHIBIT 10.16

                                    AGREEMENT


         THIS AGREEMENT is hereby entered into and effective this 4th day of December , 19 96 , by and between Sperry Marine Inc., a subsidiary of Litton
Industries, Inc., organized and existing under the laws of the State of Delaware, with an office and place of business at 1070 Seminole Trail, Charlottesville, Virginia, 22901 (hereinafter referred to as "Sperry") and Marine Management Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, with an office and place of business at 470 West Avenue, Stamford, Connecticut 06902 (hereinafter referred to as "MMS"), acting hereinafter solely as a "Party" and collectively as "the Parties".

                                R E C I T A L S:

         WHEREAS, MMS is engaged in the business of providing computer software and related systems and services to the marine industry; and

         WHEREAS, Sperry is engaged in the business of providing various products, services, and systems to the marine industry; and

         WHEREAS, the Parties are engaged currently in unique, complementary and non-competitive businesses, and

         WHEREAS, the Parties desire to enter into a strategic alliance in connection with the development and distribution of their existing and future products, services, and systems.

         NOW, THEREFORE, in consideration of the above premises, the mutual covenants set forth hereinbelow, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by Sperry and MMS, the Parties hereby agree as follows:


                                 I. DEFINITIONS


                  A. Software Application Products -- All MMS non-ISIT related Products, not including third-party products, whether developed and/or marketed presently or in the future by MMS including, but not limited to, the FLEET MANAGER SERIES of products (FleetWORKS, FleetLINK, FleetWATCH), and all modifications, improvements and enhancements thereto, whether or not under present development, and all associated software.

                  B. ISIT Products -- MMS' Integrated Shipboard Information Technology Product(s) including all modifications, improvements and enhancements thereto, whether or not under present development, and all associated software.

                  C. Turn-Key Products -- All MMS hardware, Product support and engineering services in connection with the MMS Software Application and ISIT Products.

                  D. IBS -- Sperry's Integrated Bridge System including all modifications, improvements and enhancements thereto, whether or not under present development, and all associated software, hardware, product support, and engineering and marketing services.

                  E. U.S. Government Market -- All Agencies of the United States Government.

                  F. Foreign Government Market -- All Agencies of foreign (non-U.S.) governments.

                  G. Commercial Market -- All Domestic (U.S.) and Foreign Non-Government markets.

                  H. Distribute -- Means the sale of MMS Software Application, ISIT, or Turn-Key Products to and by Sperry using transfer pricing and resale pricing. The transfer price is MMS' price to Sperry; the resale price is Sperry's price to the end user or customer.

                  I. Sperry's Sole Right and License to Distribute means MMS retains the right to Distribute directly its (MMS's) Products, but relinquishes the right to appoint other distributors and licensees.

                  J. Sperry's Non-Exclusive Right and License to Distribute means that MMS retains the right to appoint other distributors and licensees for its (MMS's) Products.

                  K. Bundled -- MMS Software Application and ISIT Products that are sold and/or packaged as part of and/or within a related Sperry product or system.

                  L. Non-Bundled -- MMS Software Application and ISIT Products that are sold on a stand alone basis (that is, not sold and/or packaged as part of and/or within a related Sperry product or system).

                  M.  Private Label -- A Party's trademark or trade name.

                  N. Products -- Means all Products as defined under Part I. A., B., and C. above.

                  O. Marine and Military Applications -- Products that are sold for use on any marine vessel or in any shore side marine operation.

                  P. Bridge Financing -- The proposed financial transaction as described in the Letter of Intent dated November 14, 1996 by and between Sperry and MMS.


            II. LICENSE TO AND DISTRIBUTION BY SPERRY OF MMS PRODUCTS


                  A. MMS hereby grants to Sperry the Sole Right and License to Distribute to the U.S. Government Market all MMS Software Application Products for Marine and Military Applications, whether Bundled or Non-Bundled, and Distributed under either the Sperry or MMS Private Label. The decision on how to label is at Sperry's discretion.

                  B. MMS hereby grants to Sperry the Sole Right and License to Distribute within Commercial and Foreign Government Markets for Marine and Military Applications all Software Application Products that are Bundled only, and Distributed only under Sperry's Private Label. The territory of Greece shall be excluded from this provision until June 1997.

                  C. MMS hereby grants to Sperry a Non-Exclusive Right and License to Distribute within Commercial and Foreign Government Markets for Marine and Military Applications all Software Application Products that are Bundled only, and Distributed only under MMS' Private Label. The territories of Greece, Singapore-Malaysia-Indonesia, and Hong Kong shall be excluded from this provision until June 1997, August 1997 and January 1998, respectively.

                  D. MMS hereby grants to Sperry the Sole Right and License to Distribute to the U.S. Government Market for Marine and Military Applications all ISIT Products that are Bundled only, and Distributed under either the Sperry or MMS Private Label. The decision to label is at Sperry's discretion, although in either case the ISIT name shall be retained by Sperry.

                  E. MMS hereby grants to Sperry the Sole Right and License to Distribute within Commercial and Foreign Government Markets for Marine and Military Applications all ISIT Products that are Bundled only, and Distributed only under Sperry's Private Label, although the ISIT name shall be retained by Sperry.

                  F. MMS hereby grants to Sperry a Non-Exclusive Right and License to Distribute within Commercial and Foreign Government Markets for Marine and Military Applications all ISIT Products that are Bundled only, and Distributed only under MMS' Private Label.

                  G. Subject to the limitations described elsewhere in this Part II, MMS hereby grants to Sperry a Sole License, where it has been granted a Sole Right to distribute hereinabove, or a Non-Exclusive License where it has been granted a Non-Exclusive Right to distribute hereinabove, to use and reproduce the MMS Software Application and ISIT Products and related documentation. MMS' licenses hereunder are granted with the right to sublicense to the end user, and the Parties shall agree on the terms and conditions of an end user license agreement to be executed by Sperry and the end user prior to delivery of any Product to an end user.

                           MMS shall indemnify and hold Sperry and its customers harmless with respect to allegations or claims of infringement of intellectual property rights held by third- parties arising from the use or reproduction of the software licensed hereinabove.

                  H. For sales situations not otherwise described in this Part II, at MMS' discretion, which will be exercised reasonably, and on a case by case basis, MMS may grant Sperry a Non-Exclusive Right and License to Distribute Software Application and ISIT Products, Non-Bundled only, under either the MMS or Sperry Private Label. The decision on how to label is at MMS' discretion.

                  I. If required by Sperry, MMS hereby agrees to make available to Sperry the Turn- Key Products in connection with any of the distribution arrangements described in this Part II.

                  J. MMS hereby represents that none of the distribution arrangements described in this Part II cause MMS to be in breach of, or Sperry to be liable for interfering with, any of MMS' existing agreements with its current network of dealers and/or marketing representatives. MMS shall indemnify and hold harmless Sperry against and/or from any and all claims, judgements, damages, fees, and costs that Sperry may incur arising out of or in connection with MMS' misrepresentation of this provision.


                        III. RELATIONSHIP OF THE PARTIES


         This Agreement is not intended by the Parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind and the rights and obligations of the Parties shall be only those expressly set forth herein. Neither Party shall have the authority to bind the other.

         Sperry is not authorized to make any representation or warranty concerning the Products other than that provided in writing by MMS. Sperry agrees to indemnify, defend and hold MMS harmless from any damages, claims or costs that may be incurred by MMS for Sperry's breach of this provision.


         IV. TERMS AND CONDITIONS OF TRANSFER OF MMS PRODUCTS TO SPERRY


         In addition to any terms and conditions to which the Parties may subsequently agree, the following terms and conditions shall apply to the sale, license or other transfer of MMS Products to Sperry in connection with the distribution arrangements described in Part II above:


         A.       Transfer Pricing:

                  1. For the Software Application Products Distributed by Sperry under the MMS Label the following fees/discounts shall apply:

                           Sperry Finder's Fee - 10%            For sales in which MMS is
                                                                substantially involved in the
                                                                sales process.


                           Sperry Discount off MMS' list        For sales in which MMS is
                           prices then in effect  - 30%         not involved in the sales
                                                                process.

                           Where MMS and Sperry agree to share in a sale under this section, the Parties shall agree upon an equitable splitting of the 30% discount described above.

                           MMS shall provide to Sperry post-sale Product support under this section on a contract basis pursuant to mutually agreed upon terms and conditions. Post-sale Product support includes installation, customer training, and technical support.

                           MMS shall sell to Sperry any Turn-Key hardware required under this section at cost plus 15%.

                  2. For the Software Application Products Distributed under the Sperry label the following discounts shall apply:

                           Discount off MMS' list             For sales in which MMS is prices then in
                           effect - 50%                       not involved in the sales
                                                              process.

                           Where MMS and Sperry agree to share in a sale under this section, the Parties shall agree upon an equitable splitting of the 50% discount described above.

                           MMS shall provide any post-sale Product support required by Sperry under this section on a contract basis pursuant to mutually agreed upon terms and conditions. Post-sale Product support includes installation, customer training, and technical support.

                           If Sperry furnishes the post-sale Product support described above to the customer, MMS will assist Sperry as required on a time and material basis.

                           MMS shall sell any Turn-Key hardware required under this section at cost plus 15%.

                  3. For the ISIT Products, Sperry's discounts/fees will be based upon MMS's most favorable pricing then in effect.

                  4. The Parties agree to periodically review the elements of Transfer Pricing described hereinabove and make adjustments as mutually agreed upon in writing in connection with any changes in market conditions and/or quantity fleet buys.

                  5. Sperry retains sole pricing discretion in the resale to its [Sperry's] customers and end users of all MMS Products described hereunder, regardless of whether the Products are sold under the MMS or the Sperry Private Label, whether the Products are Bundled or Non-Bundled, or whether the Products are sold within the U.S. Government Market, the Foreign Government Market, or the Commercial Market.

B.       Training:

         For Software Application Products, MMS shall provide Sperry with ten
         (10) free days of Product sales training and ten (10) free days of technical/support training at MMS's offices, after which these training services shall be made available to Sperry at MMS' list prices less 15%.

C.       Promotional Materials and Manuals:

         MMS shall provide Sperry with all materials reasonably necessary for Sperry to replicate, at Sperry's expense, any sales, marketing, operating or service manuals, and training materials for Sperry's Private Label use at no cost. MMS shall provide Sperry with MMS' sales, marketing, operating or service manuals, and training materials required in connection with MMS labeled products at cost.

D.       Demonstration Software:

         MMS shall provide Sperry with ten (10) copies of demonstration software for the Software Application Products within thirty (30) days after the effective date of this Agreement.

E.       Warranty:

         MMS represents and warrants that each copy of the Software Application and ISIT Products will, for a period of one (1) year after delivery to Sperry, function and perform substantially in accordance with the applicable user documentation. In the event that the Software Application or ISIT Product does not operate as warranted due to a material programming error, MMS shall, at its option, either replace the defective copy or use commercially reasonable efforts to correct the error or provide a detour around the error, subject, however to receiving timely notice of the error from and the assistance and cooperation of Sperry (and, to the extent requested by MMS, the end-user) in identifying and isolating the error. Such repair or replacement shall be Sperry's sole and exclusive remedy for a breach of warranty under this provision.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, MMS MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE EXPRESS WARRANTY PROVIDED IN SECTION E IS IN LIEU OF ALL OTHER OBLIGATIONS OF MMS OF ANY KIND WITH RESPECT TO THE DELIVERY, USE, OR PERFORMANCE OF MMS' PRODUCTS.

         MMS' liability for damages or otherwise in connection with this Agreement, if any, shall be limited to the amount paid to it by Sperry under this Agreement during the twelve (12) month period immediately preceding the occurrence of the event giving rise to such damages. IN NO EVENT WILL MMS BE LIABLE TO SPERRY FOR LOST PROFITS, LOST SAVINGS, OR OTHER SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

         The provisions of this Section E shall survive termination of this Agreement.

         Upon the expiration of the one (1) year warranty period, MMS shall provide extended post-sale Product (warranty) support as described in
         Part IIA above under separate contract at a 15% discount from MMS' standard support rates.

F.       Point of Contact:

         All Product support provided by MMS for Sperry's Private Label versions of MMS' Software Application and ISIT Products will be provided through a central point of contact at Sperry. This point of contact may change upon adequate notice by Sperry to MMS.

G.       Best Efforts:

         Sperry shall use its best efforts to promote and market the Products.

H.       Trademarks and Logos:

         MMS hereby grants to Sperry a non-exclusive license to make limited use of the names, trademarks, and logos of MMS solely in connection with the marketing, promotion, distribution and licensing of the Products described in this Agreement.

         Sperry agrees that the names, trademarks, and logos of MMS used by Sperry pursuant to the license granted hereunder shall conform as to art work, lettering, color, and size to those used by MMS and shall identify MMS as the owner of such names, trademarks, and logos. No such use shall be in a manner which would cause a reasonable person to infer that SPERRY has any affiliation with MMS or the right in or to the Software other than as provided in this Agreement. MMS reserves the right to terminate the license granted hereunder with respect to any or all of the Marks at any time if, in MMS' reasonable judgement, Sperry's continued use of any Mark would jeopardize or be detrimental to the valuable goodwill which MMS enjoys in its Marks. The license granted hereunder shall expire upon termination of this Agreement.

             V. FUTURE PRODUCT PLANNING, DEVELOPMENT, AND MARKETING


         A. The Parties hereby agree to cooperate in the joint development and marketing of new products related to the subject matter of this Agreement. In furtherance of this provision, each Party hereby agrees to permit a representative of the other Party to participate in their respective product planning processes and, furthermore, the Parties shall consider the establishment of a joint New Product Planning Group that would be responsible for developing and marketing products in the navigation, ship control, communications management systems areas.

         B. The Parties hereby agree to jointly develop and coordinate a worldwide account management system and strategic sales plan for all Products described in this Agreement and, in furtherance of this provision, shall appoint account coordinators to manage this responsibility.

         C. Sperry shall make its IBS ISIT compliant and MMS shall promote Sperry's IBS as the first Integrated Bridge System to be fully compliant with MMS' Software Application and ISIT Products. Sperry shall promote ISIT as the standard maritime Information Technology platform.

         D. The Parties shall enter into separate agreements regarding their respective ownership, manufacturing, and marketing rights in connection with any future products that are jointly developed and/or marketed under this Part V.

                               VI. SOFTWARE ESCROW


         Promptly after the effective date of this Agreement, the Parties shall enter into an Escrow Agreement mutually agreeable to the Parties and the Parties shall appoint a Software Escrow Depository (the "Depository"), the cost of which shall be borne by Sperry, to hold MMS's Software Application and ISIT Products source codes and related documentation including all updated versions of these Product source codes and documentation [containing corrections, enhancements, and so forth], which Sperry has the right to Distribute under this Agreement. MMS shall promptly deposit copies of the source codes and documentation for the Products with the Depository and shall promptly update the deposited source codes and documentation as updates of the Products are released by MMS. MMS hereby represents that it shall execute all documents and/or contracts ("the Escrow Agreement") required by the Depository under which the Depository will take possession of the source codes and documentation described herein. MMS hereby agrees that the source codes and documentation to be held by the Escrow Agent shall be kept current during the term of this Agreement, and furthermore, hereby agrees that the Depository shall have the right to deliver the source codes and other documentation to Sperry in accordance with the terms, conditions, and events (including, but not limited to, the situation wherein MMS is unable to meet its on-going financial obligations) as set forth in the Escrow Agreement. In the event that the MMS Product source codes and documentation described herein are delivered to Sperry by the Depository in accordance with the Escrow Agreement, Sperry shall have a royalty-free, non-exclusive license in these source codes and documentation to support Sperry's then existing customers. Sperry shall be granted a royalty-bearing license to the released Product source codes and documentation for uses other than in connection with supporting its then existing customers under terms and conditions to be agreed upon by Sperry and MMS or its successor in interest, but in no event shall the amount of the royalty be greater than the Transfer Pricing then in effect.

         Except as provided hereinabove, Sperry shall have no right to use, reproduce, duplicate, or possess the source code for the Software Application and ISIT Products software.


                        VII. EXCLUSIVE STRATEGIC ALLIANCE


         Sperry and MMS hereby agree not to enter into a Strategic Alliance agreement containing similar or more favorable terms, conditions, and provisions as those set forth herein with any other non-affiliated party during the term of this Agreement regarding products similiar to any of the Products described herein without the prior written consent of the other, such consent not to be unreasonably withheld.


                          VIII. PROPRIETARY INFORMATION

         A. During the term and in furtherance of this Agreement, either Party may disclose to the other information or data that the disclosing party considers to be proprietary, competition sensitive, company confidential, or secret ("Information").

         B. The receiving Party agrees, from the date of disclosure, to protect the Information received from the disclosing Party. In order to be subject to this provision, such Information, if in written form, shall be identified at the time of the disclosure by an appropriate legend, marking stamp or positive written identification on the face thereof to be "proprietary", or if an oral disclosure is made, such Information shall be identified at the time of disclosure by giving appropriate notice to the receiving Party, provided, however, that the following Information shall always be deemed "proprietary" whether or not it is marked as such: software, inventions, customer lists, future product plans and financial information. The receiving Party shall maintain and protect the disclosing Party's Information with the same degree of care it normally uses in the protection of its own such Information.

         C. The receiving Party agrees not to use directly or indirectly, any such Information for its own benefit or for the benefit of any other person, firm or corporation in a manner inconsistent with the purpose of this Agreement. The receiving Party may disclose such Information to its officers, those of its employees and others under its control having a need-to-know, all of whom will be required to maintain the disclosed Information or data in their confidence. The receiving Party shall be defined as the Party to this Agreement who is receiving the Information, and any parent organization, subsidiaries or affiliates thereof, including any companies that are affiliates of the receiving Party.

         D. The restriction on disclosure set forth herein shall not apply:

                  1. to information that receiving Party can document was generally available to the public at the time of disclosure;

                  2. to information that receiving Party can document was already known to receiving Party as evidenced by its tangible records before it received Information from disclosing Party;

                  3. to information developed independently from receipt by personnel having no knowledge of disclosing Party Information;

                  4. to information that is in the public domain or falls into public domain through no breach of this Agreement by receiving Party;

                  5. to information that is rightfully obtained by receiving Party from a third Party and not under any obligation of confidentiality;

                  6. to information that is provided by disclosing Party to a third Party and not under any obligation of confidentiality; or

                  7. to information that receiving Party develops independently of Information received from disclosing Party.

         E. Part VIII of this Agreement shall be effective from the day and year first above written, and shall remain effective for ten (10) years thereafter. Upon the termination of this Agreement, the receiving Party shall return to disclosing Party all Information received under this Agreement and purge all Information from receiving Party's computers and software, in whatever form, and shall certify to disclosing Party as to such returning or purging.

         F. The provisions set forth in this Part VIII shall survive the termination of this Agreement.

                                    IX. TERM


The term of this Agreement shall be for five (5) years from the effective date as first set forth hereinabove.


                           X. MISCELLANEOUS PROVISIONS


         A.       GOVERNING LAW

         This Agreement shall be construed in accordance with and governed exclusively by the laws of the State of Delaware, excluding its conflict of laws rules.

         B.       SEVERABILITY

         If any provision hereof, or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable in any pertinent jurisdiction or not in compliance with the laws thereof, the remainder hereof shall not be affected thereby but shall remain valid and enforceable as though the invalid term or provision were not a part hereof to the extent performance of this Agreement is not thereby rendered impractical.

         C.       WAIVER

         The failure or delay of either Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not constitute a waiver of such provisions or the right of either Party to enforce each and every provision on any future occasion.

         D.       ASSIGNMENT

         Neither Party shall assign nor in any manner transfer its interest or responsibilities under this Agreement to any third party without the prior written consent of the other Party. This restriction shall not apply to assignments to any successor corporation in the event of a merger or consolidation, or to assignments by MMS or Sperry to any of their respective subsidiary or affiliated corporations.

         E.       HEADINGS

         The headings used herein are for descriptive purposes only and are not to be construed as part of this Agreement.

         F.       SOLICITATION OF EMPLOYEES

         During the term of this Agreement, each Party agrees not to solicit for employment or hire any technical or professional employee of the other without prior approval of the other Party.

         G.       PRESS RELEASES

         MMS and Sperry shall mutually agree on any press releases and other publicity issued in connection with their Strategic Alliance.

         H.       MERGER AND MODIFICATIONS

         This written Agreement, including the Escrow Agreement referred to herein and hereby incorporated by reference, contains the entire Agreement between the Parties and supersedes any previous understandings, oral or written (including all prior drafts and versions hereof), with respect to the subject matter hereof. Any modification of this Agreement shall be effective only if in writing and executed by an authorized representative of each Party.

         I.       EFFECT OF FAILURE OF BRIDGE FINANCING

         Notwithstanding the agreed to effective date first above written and
         Section X.H. above, this Agreement is contingent upon Sperry and MMS concluding their Bridge Financing. In the event the Bridge Financing is not concluded within a reasonable time after the date first above written, this Agreement shall be void and have no force or effect.

         J.       POINTS OF CONTACT

         The respective points of contact hereunder for each Party are as follows:

         MARKETING                                           ADMINISTRATIVE

         For Sperry:                                         For Sperry:

         Thomas A. King, Jr.                                 Nelson E. Bickers
         Senior Manager, Business Development                Vice President, Finance
         Sperry Marine Inc.                                  Sperry Marine Inc.
         1070 Seminole Trail                                 1070 Seminole Trail
         Charlottesville, VA   22901                         Charlottesville, VA   22901
         Phone 804 974-2655; Fax 804 974-2259                Phone 804 974-2240; Fax 804 974-2259


         For MMS:                                            For MMS:

         Michael P. Barney                                   Robert D. Ohmes
         VP, Sales, Marketing & Corporate Development        Executive Vice President
         Marine Management Systems, Inc.                     Marine Management Systems, Inc.
         470 West Ave.                                       70 West Ave.
         Stamford, CT    06902                               Stamford, CT    06902
         Phone 203 327-6404; Fax 203 967-2927                Phone 203 327-6404; Fax 203 967-2927

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first above written.


For Marine Management Systems, Inc.:         For Sperry Marine Inc.:





/s/ Eugene D. Story                           /s/ Paul D. Miller
---------------------------                   ----------------------------
Eugene D. Story                               Paul D. Miller
President                                     President